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                                                                  EXHIBIT 10.6.2

                  THIS OPTION AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HAVE NOT BEEN REGISTERED UNDER STATE OR FEDERAL SECURITIES LAWS. THIS OPTION MAY NOT BE TRANSFERRED EXCEPT BY WILL OR UNDER THE LAWS OF DESCENT AND DISTRIBUTION. THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF MAY NOT BE OFFERED OR SOLD, PLEDGED (EXCEPT A PLEDGE PURSUANT TO THE TERMS OF WHICH ANY OFFER OR SALE UPON FORECLOSURE WOULD BE MADE IN A MANNER THAT WOULD NOT VIOLATE THE REGISTRATION PROVISIONS OF FEDERAL OR STATE SECURITIES LAWS) OR OTHERWISE DISTRIBUTED FOR VALUE, NOR MAY THE SHARES OF COMMON STOCK ISSUED UPON EXERCISE HEREOF BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT AN OPINION OF COUNSEL, CONCURRED IN BY COUNSEL FOR THE COMPANY, THAT NO VIOLATION OF SAID REGISTRATION PROVISIONS WOULD RESULT THEREFROM.

                                  CD RADIO INC.
                             1994 STOCK OPTION PLAN

                             STOCK OPTION AGREEMENT

                  THIS STOCK OPTION AGREEMENT (this "Agreement") is entered into as of the 15th day of October, 1997 ("Date of Grant"), by and between CD Radio Inc., a Delaware corporation (the "Company"), and Robert D. Briskman (the "Optionee").

                           Grant of Option. Subject to the terms and conditions
hereof and the Company's 1994 Stock Option Plan (the "Plan"), the Company hereby grants to the Optionee the right and option (the "Option") to purchase up to thirty thousand (30,000) shares (the "Shares") of the common stock, $0.001 par value, of the Company, at a price per share of $8.5625 (the "Exercise Price"). This Option is not intended to qualify as an Incentive Stock Option for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). In the case of any stock split, stock dividend or like change in the nature of shares granted by this Agreement occurring after the date hereof, the number of shares and option price shall be proportionately adjusted as set forth in
Section 5(m) of the Plan. The Option shall vest and be exercisable as of the Date of Grant.


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                           Termination of Option. The Option shall terminate, to
the extent not previously exercised, ten (10) years from the Date of Grant or earlier upon the expiration of (i) eighteen (18) months from the date of termination of the Optionee's employment or contractual relationship with the Company for any reason whatsoever other than death or Disability (as defined below) or (ii) the expiration of one (1) year from (A) the date of death of the Optionee or (B) cessation of the Optionee's employment or contractual relationship by reason of Disability (as defined below). If the Optionee's employment or contractual relationship is terminated by death, the Option shall be exercisable only by the person or persons to whom the Optionee's rights under such Option shall pass by the Optionee's will or by the laws of descent and distribution of the state or county of the Optionee's domicile at the time of death. "Disability" shall mean any physical, mental or other health condition which substantially impairs the Optionee's ability to perform her assigned duties for one hundred twenty (120) days or more in any two hundred forty (240) day period or that can be expected to result in death. The Company shall determine whether the Optionee has incurred a Disability on the basis of medical evidence acceptable to the Company. Upon making a determination of Disability, the Company shall determine the date of the Optionee's termination of employment or contractual relationship.

                           For purposes of this Agreement, transfer of
employment between or among the Company and/or any Related Company shall not be deemed to constitute a termination of employment with the Company or the Related Company. "Related Company", when referring to a subsidiary corporation, shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of one of the other corporations in such chain. When referring to a parent corporation, the term "Related Company" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting of the option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of one of the other corporations in such chain.

                           Non-transferable. This Option may not be transferred,
assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, this Option shall thereupon terminate and become null and void.


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                           Investment Intent. By accepting the Option, the
Optionee represents and agrees for herself and all persons who acquire rights in the Option through the Optionee, that none of the Shares purchased upon exercise of the Option will be distributed in violation of applicable federal and state laws and regulations. If requested by the Company, the Optionee shall furnish evidence satisfactory to the Company (including a written and signed representation letter and a consent to be bound by all transfer restrictions imposed by applicable law, legend condition or otherwise) to that effect, prior to delivery of the purchased Shares.

                           Exercise. Subject to Sections 1 and 2 hereof and the
Plan, this Option may be exercised in whole or in part by means of a written notice of exercise signed and delivered by the Optionee (or, in the case of exercise after death of the Optionee by the executor, administrator, heir or legatee of the Optionee, as the case may be) to the Company at the address set forth herein for notices to the Company. Such notice (a) shall state the number of Shares to be purchased and the date of exercise, and (b) shall be accompanied by payment of the full exercise price in cash, by certified or cashier's check or by delivery of such other consideration as the administrator of the Plan may approve.

                           Withholding. Prior to delivery of any Shares
purchased upon exercise of this Option, the Company shall determine the amount of any United States federal and state income tax, if any, which is required to be withheld under applicable law and shall, as a condition of exercise of this Option and delivery of certificates representing the Shares purchased upon exercise of the Option, collect from the Optionee the amount of any such tax to the extent not previously withheld.

                           Rights of the Optionee. Neither this Option, the
execution of this Agreement nor the exercise of any portion of this Option shall confer upon the Optionee any right to, or guarantee of, continued employment by the Company, or in any way limit the right of the Company to terminate employment of the Optionee at any time, subject to the terms of any employment agreements between the Company and the Optionee.

                           Professional Advice. The acceptance and exercise of
the Option may have consequences under federal and state tax and securities laws which may vary depending upon the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that she has been advised to consult her personal legal and tax advisor in connection with this Agreement and her dealings with respect to the Option. Without limiting other matters to be considered, the Optionee should consider whether upon exercise of the Option, the Optionee will file an election with the Internal Revenue Service pursuant to
Section 83(b) of the Code.

                           Agreement Subject to Plan. The Option and this
Agreement are subject to the terms and conditions set forth in the Plan and in any amendments to the


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Plan existing now or in the future, which terms and conditions are incorporated herein by reference. A copy of the Plan previously has been delivered to the Optionee. Should any conflict exist between the provisions of the Plan and those of this Agree ment, those of the Plan shall govern and control. This Agreement and the Plan comprise the entire understanding between the Company and the Optionee with respect to the Option.

                           Governing Law. This Agreement shall be governed by,
and construed in accordance with, the laws of the District of Columbia without regard to its conflict of laws principles to the contrary, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto.

                           Notices. Any notice required or permitted to be made
or given hereunder shall be mailed via certified or registered mail or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

Company:                   CD Radio Inc.

                           Sixth Floor, 1001 22nd Street, N.W.
                           Washington, D.C. 20037
                           Attention:  Chairman and Chief
                              Executive Officer

Optionee:                  Robert D. Briskman
                           1001 22nd Street, N.W.
                           Washington, D.C. 20037

Notices and other communications shall be deemed received and effective upon the earlier of (i) hand delivery to the recipient, or (ii) five (5) days after being mailed by certified or registered mail, postage prepaid, return receipt requested. Either party may, by notice in writing, direct that future notices or demands be sent to a different address.


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                  IN WITNESS WHEREOF, the undersigned have executed this
Agreement as of the date first above written.

CD RADIO INC.                                           OPTIONEE:

By:/s/ David Margolese                          /s/ Robert D. Briskman
   ---------------------                        ----------------------
Its Chairman and                                   Robert D. Briskman
Chief Executive Officer


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